UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 10, 2005

MTI Technology Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-23418	95-3601802

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14661 Franklin Avenue, Tustin, California		92780

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (714) 481-7800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Item 9.01 Financial Statements and Exhibits.
SIGNATURE
EXHIBIT 10.1
EXHIBIT 10.2
EXHIBIT 10.3

Item 1.01 Entry into a Material Definitive Agreement.

     A. Agreements with Todd Williams.

          In connection with his appointment as the Vice President, Corporate Controller, and Principal Accounting Officer of MTI Technology Corporation (the “Company”) discussed under Item 5.02 below, on February 10, 2005, the Company and Todd Williams entered into a Change of Control Agreement and an Indemnification Agreement. Copies of the agreements are being filed as exhibits to this Current Report.

          The Change of Control Agreement has a two-year term and is automatically renewable for successive one-year terms thereafter. Pursuant to its terms, if Mr. Williams’s employment with the Company is terminated within 12 months of a change in control of the Company (as defined in the agreement), Mr. Williams will receive a level of benefits dependent on the reason for the termination. If terminated for cause (as defined in the agreement), by reason of his disability or death or by Mr. Williams for other than “good reason” (as defined in the agreement), the Company will pay Mr. Williams all accrued, unpaid compensation, and, except where terminated by the Company for cause, a pro rata portion of the annual bonus under the Company’s bonus plan (though no bonus plan is currently in effect). If terminated for any other reason by the Company or if Mr. Williams terminates his employment for “good reason,” the Company will pay to Mr. Williams (i) all accrued, unpaid compensation, (ii) a pro rata portion of the annual bonus under the Company’s bonus plan, and (iii) an amount equal to one year of annual base salary and annual bonus under the bonus plan (though no bonus plan is currently in effect), and, for a period of 12 months following termination, will provide Mr. Williams and his dependents medical insurance benefits.

          The Indemnification Agreement provides for the indemnification of Mr. Williams against any and all expenses, judgments, fines, penalties and amounts paid in settlement, arising out of the good faith performance of his duties to the Company, to the fullest extent permitted by law.

     B. Agreements with Lawrence Begley.

          In connection with his appointment as a director of the Company discussed under Item 5.02 below, on February 10, 2005, the Company issued Lawrence Begley 50,000 options to purchase Company common stock and the Company and Mr. Begley entered into an Indemnification Agreement.

          It is the Company’s practice to grant non-qualified stock options to purchase 50,000 shares of Company common stock to each non-employee director (such as Mr. Begley) upon the date the director first joins the Board. In addition, immediately following each annual meeting of the Company’s stockholders, each continuing non-employee director that has served for at least eleven months as of the meeting date is granted a non-qualified stock option to purchase 25,000 shares of Company common stock. Each such option shall vest in thirds on each anniversary of the grant date, such that the options will be fully exercisable three years after their date of grant. The exercise price per share of the options is and shall be equal to the fair market value of a share of Company common stock on the date of grant.

          The Indemnification Agreement provides for the indemnification of Mr. Begley against any and all expenses, judgments, fines, penalties and amounts paid in settlement, arising out of the good faith performance of his duties to the Company, to the fullest extent permitted by law.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     (c) On February 10, 2005, the Board of Directors of MTI Technology Corporation (the “Company”) appointed Todd Williams as the Company’s Vice President, Corporate Controller, and Principal Accounting Officer. Mr. Williams, who is 29 years old, currently serves as the Company’s Corporate Controller, a position he has held since he joined the Company in April 2004. Mr. Williams was employed at KPMG LLP, from October 1997 to April 2004, most recently as Senior Manager in its audit practice, focusing on public companies in the technology, manufacturing, and retail industries. Mr. Williams in a certified public accountant and a member of the AICPA.

     (d) On February 10, 2005, the Board of Directors of the Company appointed Lawrence P. Begley as a Board member. The Board of Directors has determined that Mr. Begley is an “independent director” within the meaning of SEC and NASDAQ rules, and Mr. Begley will serve on the Board’s audit committee. Mr. Begley has extensive experience as a financial executive, having held the position of chief financial officer and board member for several publicly traded companies, including Razorfish, a global digital solutions provider with a market capitalization of more than five billion dollars, and i-Cube, an IT solutions provider specializing in building large-scale electronic business solutions and custom software applications for large global organizations. He was also the chief financial officer of The Boston Consulting Group from 1990 to 1996.

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Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

10.1	Change of Control Agreement, dated February 10, 2005, between the Company and Todd Williams.

10.2	Indemnification Agreement, dated February 10, 2005, between the Company and Todd Williams.

10.3	Indemnification Agreement, dated February 10, 2005, between the Company and Lawrence Begley.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MTI TECHNOLOGY CORPORATION

/s/ Scott Poteracki
Scott Poteracki
Chief Financial Officer

February 16, 2005

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